Exhibit 10.9
THIRD AMENDMENT TO TRANSITION AGREEMENT

The October 22, 2018 Transition Agreement between Michael Stigers (“Executive”), SUPERVALU INC. (“Company”) and United Natural Foods, Inc. (“UNFI” and together with Executive and Company, the “Parties”), as amended by that First Amendment dated as of March 27, 2019 (“First Amendment”) and that Second Amendment dated as of May 12, 2020 (“Second Amendment”) is hereby amended as set forth below. Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Transition Agreement.

1.    Section 3, Executive’s Employment Following Acquisition. As set forth in the Second Amendment, and continuing for the remainder of the Transition Period (hereinafter defined), Executive shall have the title of Chief Executive Officer, Cub Foods Retail and Shoppers, and shall report to UNFI’s Chief Executive Officer.

The Company has previously acknowledged and agreed that the change to Executive’s title and job duties outlined in the First Amendment and Second Amendment would constitute “Good Reason” for purposes of the Change of Control Agreement, and that notwithstanding anything set forth in Section 3 of the Change of Control Agreement to the contrary, Executive shall be entitled to exercise rights under Section 3 of the Change of Control Agreement as a result of these changes in duties until the end of the Transition Period. The Parties hereby agree that the Transition Period, defined in the First Amendment, shall be extended until July 31, 2023 (“Transition Period”). Notwithstanding anything in the Change of Control Agreement to the contrary, however, Executive must provide the Company with at least nine (9) months’ notice of the date of his intent to exercise rights under Section 3 of the Change of Control Agreement pursuant to this Section 1 and terminate his employment with the Company, with such notice required to be provided not later than the full nine (9) months prior to the expiration of the Transition Period. The Company shall not be required to attempt to cure the events giving rise to this trigger, as may be applicable, and the Company may elect to immediately comply with the terms of the Change of Control Agreement; provided, however, that the Executive agrees that if the Company requests, he shall perform his required duties and accountabilities fully (including, but not limited to, any transition services for a successor to his role) for this entire nine (9) -month period in order to obtain the rights set out in the Change of Control Agreement as a result of such termination.

2.    Cub Sale. The Parties further agree that if the Company and UNFI sell (through a valid closing of) the Cub retail banner (the “Cub Sale”) prior to the expiration of the Transition Period (as extended in Section 1 above), and Executive has not provided notice to the Company that he is terminating his employment within nine (9) months, then the Transition Period shall be modified to end twenty-four (24) months following the closing date of the Cub Sale (the “CIC Transition Period”). Executive shall have all of the rights and obligations under the Change of Control Agreement (other than Section 2 thereof) as a result of the Cub Sale, including if the Executive’s employment is terminated by the counterparty(ies) to the Cub Sale (the “Cub Buyer”) prior to the end of the CIC Transition Period, or if the Executive terminates his employment with the Cub Buyer for Good Reason prior to the end of the CIC Transition Period. Furthermore, the Executive shall have the right, upon nine (9) months’ notice prior to the end of the CIC Transition Period, to elect to terminate his employment and receive the benefits under Section 4 of the Change of Control Agreement, provided he continues to remain employed by the Cub Buyer for the full nine (9) months of the notice period, unless the Cub Buyer shall agree to shorten the notice and employment period. The Company and UNFI shall require the Cub Buyer to expressly, absolutely and unconditionally assume and agree to perform the Transition Agreement, as amended, and the Change of Control Agreement in the same manner and to the same extent that the Company and UNFI would be required to perform them if the Cub Sale had not taken place, regardless of whether the Executive has provided notice under Section 1 hereof as of the closing date of the Cub Sale, provided that Executive continues to be employed by

Company, UNFI or an affiliate thereof on the closing date of the Cub Sale. This assumption by Cub Buyer shall occur either by express agreement or by operation of law.

In addition, for greater clarity and the avoidance of doubt, the Executive shall be entitled to the payments described in Section 1 of this Third Amendment to Transition Agreement or this Section 2 of this Third Amendment to Transition Agreement, but not both. No duplication of payments is intended, or shall be construed, by these terms to apply, as expressly agreed by the Parties. In addition, any payout under the Transition Agreement shall make the Change of Control Agreement null and void, and there shall be no payment, continuation or duplication of payment under the Transition Agreement and the Change of Control Agreement.

3.    Notice Period Shortened. If the Company or Cub Buyer in its sole discretion has identified a successor for Executive at the time that Executive provides notice under Section 1 or 2 hereof, Company or Cub Buyer, as the case may be, shall so notify the Executive and require no more than five (5) months’ notice as opposed to nine (9) otherwise required.

4.    Treatment of Equity. The Parties acknowledge that the Executive shall be eligible for Retirement under the terms of the United Natural Foods, Inc. Equity Incentive Plan provided that his employment terminates after April 18, 2021.

5.    Restrictive Covenants. The Parties hereby modify Section 11(e) (Non-Competition) of the Change in Control Agreement to read as follows:

    (e)    Non-Competition. Executive covenants and agrees that, except with the prior written consent of the Company’s Chief Legal Officer or Chief Human Resources Officer (or their designee), during the term of his employment, and for a period of one year following termination of such employment for any reason or payment of any compensation, whichever occurs last (the “Restricted Period”), Executive shall not engage, directly or indirectly (which includes, without limitation, owning, managing, operating, controlling, being employed by, giving financial assistance to, participating in or being connected in any material way with any person or entity), anywhere in the United States in any activities with any company which is a direct competitor of the Company and any other company that conducts any business for which the participant is uniquely qualified to serve as a member of senior management as a result of his service to the Company. By way of illustration, direct competitors of the Company include but are not limited to the following companies: KeHe Distributors, LLC, DPI Specialty Foods, Lipari Foods, C&S Wholesale Grocers, Inc., Sysco Corporation, Performance Food Group Company, US Foods Holding Corp., SpartanNash Company, Associated Grocers, Inc., Associated Wholesale Grocers, Inc., URM Stores, Inc. and Bozzuto’s Inc. (or any subsidiary or affiliated entity of the foregoing companies) with respect to (i) the Company and UNFI’s activities on the date hereof and/or (ii) any activities which the Company or UNFI becomes involved in during the Executive’s term of employment; provided, however, that Executive’s ownership as a passive investor of less than five percent (5%) of the issued and outstanding stock of a publicly held corporation so engaged, shall not by itself be deemed to constitute such competition. Direct competitors of the Company and UNFI also include, without limitation, any grocery retailer operating or intending to commence operations in the state of Minnesota during the Restricted Period, whether Executive or such retailer is located within the state of Minnesota; provided, however, that Cub Buyer shall not be considered a direct competitor of the Company.

6.    Assignment. The Parties hereby agree that the Company and UNFI may assign the Transition Agreement, as amended, and the Change of Control Agreement to the acquirer of all or substantially all of the stock or assets of Cub Stores, LLC and/or to any other subsidiary, affiliate or parent organization of the Company, UNFI, or Cub Stores, LLC, at any time, without the prior consent of Executive.

7.    Transition Agreement Remains in Effect. Except where specifically modified by this Third Amendment to Transition Agreement, the Transition Agreement shall remain in full force and effect. For the avoidance of doubt, Executive acknowledges and agrees that, as set forth in Section 5 of the Transition Agreement, upon the expiration of the Transition Period, the Change of Control Agreement shall be without further force or effect and Executive and UNFI will determine the terms and conditions of any continuing employment relationship. In the event of a conflict between the terms of this Third Amendment to Transition Agreement, and the terms of the First Amendment, the Second Amendment, the Transition Agreement, or the Change of Control Agreement, the terms of this Third Amendment to Transition Agreement shall control.

8.    Amendment. This Third Amendment to Transition Agreement may not be amended without the written consent of the Parties.

    IN WITNESS WHEREOF, the Parties have executed this Third Amendment to Transition Agreement as of the dates set forth below.

United Natural Foods, Inc.	Michael Stigers

By: /s/ Jill E. Sutton	Signature: /s/ Michael Stigers
Title: Chief Legal Officer, General Counsel	Date: March 9, 2021
And Secretary
Date: March 9, 2021

SUPERVALU Inc.
By: /s/ Jill E. Sutton
Title: President and Secretary
Date: March 9, 2021